CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT
IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS
PRIVATE OR CONFIDENTIAL. REDACTED TERMS IN THIS EXHIBIT ARE DESIGNATED BY [*].

Execution Version

Dated 24 September 2025

AMH (JERSEY) LIMITED

as Grantor

and

APPIAN NATURAL RESOURCES FUND II LP

and

APPIAN NATURAL RESOURCES (UST) FUND II LP

together the Royalty Holder

and

ATLANTIC NICKEL MINERACAO LTDA

as Mineco

Royalty Agreement

THIS AGREEMENT (the Agreement) made on                24 September                   2025 between:

(1) AMH (JERSEY) LIMITED, a limited liability company, incorporated and existing under the laws of Jersey (registered number [Redacted - Personal Information] (Grantor);

(2) APPIAN NATURAL RESOURCES FUND II LP, acting by its general partner, Appian Natural Resources Fund GP II Limited, a company incorporated in Jersey with registered number [Redacted - Personal Information];

(3) APPIAN NATURAL RESOURCES (UST) Fund II LP, acting by its general partner, Appian Natural Resources Fund GP II Limited, a company incorporated in Jersey with registered number [Redacted - Personal Information] (together with Appian Natural Resources Fund II LP the Royalty Holder); and

(4) ATLANTIC NICKEL MINERACAO LTDA, a limited liability company incorporated and existing under the laws of Brazil, enrolled at the CNPJ/ME under No. [Redacted - Personal Information] (MineCo).

WHEREAS:

(A) The Grantor has agreed to pay the Royalty to the Royalty Holder in respect of the sale or other disposal of Products that are extracted and recovered from the Mining Area.

(B) The Parties have executed this Agreement to record the terms and conditions of the Royalty.

(C) With effect from the date of this Agreement, the Parties hereby agree that this Agreement amends and restates the royalty agreement originally entered into between the Royalty Holder, MineCo and AN Finco B.V. (as grantor) dated 22 June 2020 as amended by an amendment and restatement agreement dated 17 July 2020, an amendment and restatement agreement dated 1 October 2020 and as transferred to the Grantor pursuant to a novation agreement dated 1 October 2020, as amended by an amendment and restatement agreement dated 13 July 2021, and as further amended by an amendment and restatement agreement dated 25 March 2025.

THE PARTIES AGREE:

1 Definitions and interpretation

1.1 Definitions

In this Agreement:

Accounting Standards means the accounting standards required to be complied with by the Grantor under IFRS

Adjustment means any adjustment that may be made by the Grantor to the Royalty Records and a Statement:

(a) which arises from a subsequent adjustment to the volume of Products actually paid to MineCo based on the actual Products recovered;

(b) to correct any accounting or recording errors from previous Quarters; or

(c) which are agreed by the Parties in writing

Affiliate means in relation to any Party, any person which directly or indirectly:

(a) controls such Party;

(b) such Party controls; or

(c) is controlled by a person who also, directly or indirectly, controls such Party

For the purposes of this definition control of a person means:

(a) the power (whether by way of ownership of shares, equity or other participation interests, proxy, contract, agency or otherwise) to:

(i) cast, or control the casting of, at least fifty point one per cent. (50.1%) of the maximum number of votes that might be cast at a general meeting of that person;

(ii) appoint or remove all, or the majority, of the directors or other equivalent officers of that person; or

(iii) give directions with respect to the operating and financial policies of the relevant person with which the directors or other equivalent officers of that person are obliged to comply; and

(b) the legal and beneficial holding (whether directly or indirectly) of at least fifty point one per cent. (50.1%) of the issued share capital of that person (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital)

Allowable Deductions mean, for any Quarter, all costs, charges and expenses paid or incurred by MineCo or any of its Affiliates during that Quarter for or with respect to Products, including:

(a) costs, charges and penalties for smelting or refining of Products;

(b) costs or charges for treatment, weighing, sampling, assaying, umpire and representation services;

(c) all costs and expenses incurred in relation to the transportation and insurance of Products between the outer boundary of, or adjacent to, the Mining Area and the point of delivery of the Products into a Refinery to the extent actually paid or incurred by MineCo, in US Dollars, or in the US Dollar Equivalent,

in each case in relation to Products extracted and recovered from the Mining Area and sold by or on behalf of MineCo (provided that to the extent that any such costs or expenses are reimbursable to MineCo or any of its Affiliates under any agreement they will not be Allowable Deductions), provided that, for the avoidance of doubt, Allowable Deductions shall not include (i) any costs or expenses relating to any product or Minerals other than such Products or (ii) any costs or expenses incurred in respect of the mining of the Products or any initial processing of such Products

Applicable Laws means any statute, rule, regulation, ordinance, code, guideline, policy or any specific agreement entered into with a competent authority that includes commitments with respect to the environment, anti-bribery, anti-corruption or anti-money laundering, having the force of law, in each case, applicable to MineCo or the Project now or hereafter in effect and any judicial or administrative interpretation, pronouncement, order, decree or judgment, relating to any of the foregoing, in each case, applicable to MineCo or the Project

Appointing Authority means the Institute of Chartered Accountants of England and Wales pursuant to the President's Appointments Scheme

Assignment has the meaning set out in clause 6.4

Authority is any government department, local government council, government or statutory authority or any other party under a Law which has a right to impose a requirement or whose consent is required with respect to any matter or thing arising under, or affected by, this Agreement including the National Mining Agency

Business Day means a day that is not a Saturday, Sunday or any other day which is a statutory holiday or a bank holiday in Amsterdam, Netherlands or Brasilia, Brazil

CBPM means Companhia Baiana de Pesquisa Mineral

CBPM Agreements means the Mining Lease and the Exploration and Promise of Lease Agreement

Competitor means any private entity fund which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, in each case in the mining or processing industry

Concentrate means Ore in which any metal is a component having commercial value

Confidential Information means all confidential, non-public or proprietary information of a Party regardless of how the information is stored or delivered, which is exchanged between the Parties before, on or after the Execution Date in connection with this Agreement, other than information:

(a) which is in or becomes part of the public domain other than through breach of this Agreement or an obligation of confidence owed to the disclosing Party; or

(b) which the recipient can prove by contemporaneous written documentation was already known by it at the time of disclosure to it, unless such knowledge arose from disclosure of information in breach of an obligation of confidentiality

Default has the meaning set out in clause 7.1

Dispute means a dispute or difference between the Parties in relation to the rights or obligations of the Parties under, or in relation to, this Agreement, including the calculation and payment of the Royalty

Dispute Notice means a written notice given by one Party to the other Parties that a Dispute has arisen which requires resolution in accordance with this Agreement

Encumbrance means any security interest, mortgage, hypothecation, pledge, lien, charge, title retention arrangement, trust or power, or other form of security or interest having effect as a security for the payment of any monetary obligation or the observance of any other obligation whether existing or agreed to be granted or created

Exchange Rate means, in respect of any currency other than US Dollars:

(a) the average of the buy and sell rates for that currency, in US Dollars, as quoted in the London Financial Times;

(b) if those rates are not quoted, then the average of the buy and sell rates for the currency as quoted by any two major international banks that must be selected by the Grantor in good faith and on a consistent basis; or

(c) in respect only of payments made from Brazil, the Brazilian Central Bank's published exchange rate for the relevant currency,

in respect of the day on which the Exchange Rate is to be determined or, if the Exchange Rate is to be determined on a day that is not a Business Day, then on the immediately preceding Business Day

Execution Date means the date of this Agreement

Expert means a suitably qualified independent person appointed in accordance with this Agreement

Exploration and Promise of Lease Agreement means the exploration and promise of lease agreement entered into between MineCo and CBPM and dated 17 October 2003 (as amended, supplemented, restated or replaced from time to time)

Future Interest means any royalty, streaming or similar arrangement (excluding Offtake Agreements, credit financings and equipment and machinery financings), in each case in relation to:

(a) the Project; or

(b) in respect of any Minerals extracted and recovered from the Mining Area or pursuant to the Mining Rights, other than the Royalty granted under this Agreement

Good Mining Practice means, in relation to any decision or undertaking, the exercise of a degree of diligence, skill, care and prudence which would reasonably be expected to be observed by skilled and experienced professionals in the Brazilian mining industry engaged in the same type of undertaking under the same or similar circumstances

Governmental Body means the government of Brazil, the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, arbitrator or arbitrators, tribunal, central bank or enterprise that is owned, sponsored, or controlled by any government, or any other entity exercising executive, legislative, judicial or arbitral, taxing, regulatory or administrative powers or functions or pertaining to government (including any applicable stock exchange and supra-national bodies, such as the European Union or the European Central Bank) and in each case having jurisdiction over MineCo, the Grantor, the Project, the Property, as the context may require

Gross Proceeds means the amount of cash proceeds received, by or on behalf of MineCo or any of its Affiliates in respect of the aggregate of:

(a) the Payable Metals sold or otherwise disposed of in the relevant Quarter by or on behalf of MineCo, including by provision of bulk samples to a smelter, other purchaser or disposee;

(b) the volume of Payable Metals in respect of which proceeds were received in the relevant Quarter by or on behalf of MineCo or any of its Affiliates from an insurer in the case of loss of, or damage to, Payable Metals;

(c) the volume of Payable Metals in respect of which proceeds were received in the relevant Quarter by or on behalf of MineCo or any of its Affiliates from any deposit, forward payment or any other form of prepayment made in respect of a future sale of Products (excluding any streaming arrangement), provided that such volume of Payable Metals shall only contribute to the calculation of Gross Proceeds on the date on which the Products associated with such deposit, forward payment or other form of prepayment are actually delivered; and

(d) the volume of Payable Metals if MineCo, the Grantor or any of its Affiliates engage in any Trading Activities which result in the sale or disposal of Payable Metals to the counterparty of such Trading Activities, with the gross proceeds thereof to be calculated based on the Market Price of the Payable Metals at the time of the sale or other disposition, in each case without double-counting

IFRS means international accounting standards and interpretations adopted by the International Accounting Standards Board, or any successor entity thereto, as amended from time to time

Indemnified Parties has the meaning set out in clause 5.8

Intercreditor Principles means the principles set out in Schedule 2

JORC means the Australian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves produced by the Australian Joint Ore Reserve Committee

Law is all applicable legislation statutes, directives, regulations, judgments, decisions, licences, permits, consents, decrees, notices, directives, policies, orders, by-laws and other legislative measures or decisions, treaties, conventions and other agreements between states, or between states and supranational bodies and rules of common or civil law, in each case, having the force of law and having effect in any jurisdiction and which applies to any matter or thing arising under, or affected by, this Agreement, and Lawful shall be construed accordingly

LCIA means the London Court of International Arbitration

LCIA Rules means the current version of the LCIA Arbitration Rules, published by LCIA from time to time

Market Price on any given date means (i) in the case of Minerals that are gold, the price of gold in U.S. dollars on the London Bullion Market Association, Afternoon Fix on such date; (ii) in the case of Minerals that are silver, the price of silver in U.S. dollars on the London Bullion Market Association on such date; and (iii) in the case of all other Minerals, the price per unit in U.S. dollars for the relevant Minerals as quoted on the London Metal Exchange.  If for any reason the London Bullion Market or the London Metal Exchange are no longer in operation, the "Market Price" of such Minerals shall be determined by reference to the price of such Minerals on another commercial exchange mutually acceptable to the parties hereto.

Material Adverse Event means any change, event, occurrence, circumstance, fact or effect that, when taken individually or together with all other events, occurrences, changes or effects has a material adverse effect on:

(a) the operations, results of operations, business, affairs, properties, assets, liabilities and obligations (contingent or otherwise), capitalization or condition (financial or otherwise) of the Grantor or MineCo, in each case taking the relevant Party as a whole;

(b) the Mining Operations, including:

(i) the ability of:

(A) the Grantor or MineCo to perform its obligations under this Agreement; or

(B) MineCo to operate the Mining Operations substantially in accordance with the Operating Plan in effect at the time of the occurrence of such change, event, occurrence, circumstance, fact or effect; or

(ii) expected Product production from the Mining Rights based on the Operating Plan in effect at the time of the occurrence of such change, event, occurrence, circumstance, fact or effect; or

(c) the legality, validity, binding effect or enforceability against the Grantor or MineCo of this Agreement,

provided that in no circumstances will any change in market conditions or in any prices for Products or solely as a result of any decision by MineCo to adjust the rate of any exploration, development or mining or suspend in accordance with clause 3.1(a)(i) or cease Mining Operations at the Santa Rita Mine or put the Santa Rita Mine on care and maintenance in accordance with clause 3.1(a)(ii), constitute or cause a Material Adverse Event or be taken into account when determining whether or not a Material Adverse Event has occurred

Mine Plan means the mine plan for the Project prepared by MineCo, including J0RC-compliant reserves and mineral resources in the measured, indicated and inferred category with reasonable prospects of economic extraction over the life of the Santa Rita Mine as delivered to the Royalty Holder in accordance with clause 4.2(a)

Minerals means any and all mineral elements and compounds, metals and mineral rights of whatever kind and nature in, under or upon the surface or sub-surface of the Mining Area including, without limitation, metals, precious metals, base metals, industrial minerals, gems, diamonds, commercially valuable rock, aggregate, clays and diatomaceous earth which are mined, extracted or otherwise recovered from the Mining Area

Mining Area means the geographic areas as illustrated in Schedule 1 in respect of which the Mining Rights relate as at the Execution Date and any extension, renewal, variation, conversion, amalgamation, replacement of substitution thereof

Mining Code means Decree-law No. 227, dated 28 February 1967, as subsequently amended, supplemented or replaced

Mining Concession means the concession granted to a mining company by the Brazilian Ministry of Mines and Energy (or any other applicable authority) to mine a deposit and undertake beneficiation works in accordance with a mine development plan (piano de aproveitamento econtinico), as amended from time to time, in relation to the Santa Rita Mine

Mining Lease means the mineral rights lease agreement entered into between MineCo and CBPM and dated 3 March 2008 in relation to the Santa Rita Mine (as amended, supplemented, restated or replaced from time to time)

Mining Operations means every kind of work and activities carried out on or in respect of the Mining Rights including but without limitation the following:

(a) the acquisition, registration and maintenance of the Mining Rights;

(b) developing, designing, constructing and equipping all mining facilities;

(c) extracting, mining, producing, improving, smelting, treating, refining, transporting and handling of Products and Tailings and disposing of Tailings and despatching Products won under authority of the Mining Rights;

(d) the construction and re-location of any roads, railway lines, telephone lines, waterways or other natural or man-made utilities required in order to facilitate any activity conducted under authority of the Mining Rights; and

(e) the restoration of the Mining Area and all other work done after the completion of mining activities to comply with environmental and like requirements

Mining Rights means:

(a) the Mining Concession and any other governmental or other approval, authorisation, claim, concession, lease, licence, tenement, Mineral right, permit, surface right, subsurface right or other right to conduct exploration, development and/or mining of the Product under or deriving from the documents issued in respect of the Mining Area, including those subject to the Mining Lease; and

(b) any other rights (whether past, present or future) to conduct exploration, development and/or mining issued in respect of any renewal, variation, conversion, amalgamation, replacement or substitution of those set out in paragraph (a), and Mining Right shall be construed accordingly

Net Smelter Return means, for a Quarter, Gross Proceeds and Adjustments (whether plus or minus) for Quarter minus Allowable Deductions for that Quarter

Notice has the meaning set out in clause 10.1

Offtake Agreement means any agreement for the sale of Product between MineCo (or its Affiliate) as seller and any Person as purchaser

Offtaker means any Person that enters into an Offtake Agreement with MineCo or any of its Affiliates

Operating Plan means the development plan or operating plan for the Mining Operations in place from time to time, as approved by the relevant Authority

Ore means any Mineral or mixture of minerals of intrinsic economic interest located in or on the Earth's crust at a concentration above background level

Party means a Party to this Agreement and includes that Party's executors, administrators, liquidators, substitutes, successors and permitted assigns

Payable Metals means payable metals in any Products in any form or compound

Permits means all material licences, permits, approvals (including environmental approvals), authorisations, rights (including surface and access rights), privileges or concessions necessary for the Mining Operations

Permitted Encumbrances means any:

(a) Encumbrance granted in connection with any Senior Lienholder Indebtedness provided that such Encumbrance is subject to an intercreditor agreement entered into in accordance with clause 5.6;

(b) Encumbrance granted in favour of the Royalty Holder in accordance with this Agreement;

(c) Encumbrances for Taxes not yet due and payable (or which are subject to contest);

(d) Encumbrances imposed by Law;

(e) easements, rights of way and other Encumbrances on title to the Mining Rights or the Mining Area that do not materially adversely affect the use of property encumbered thereby for its intended purposes; and

(f) Encumbrances created by the lessor of any property or right leased by MineCo, including encumbrances created by CBPM under the CBPM Agreements

Person means any individual, firm, company or other body corporate, an unincorporated association or a person's executors or administrators

Product means any Ores, Concentrates, precipitates, dore, cathodes, leach solutions, metals, minerals and mineral by-products that are extracted, recovered or processed from the surface or sub-surface of the Mining Area which is capable of being sold or otherwise disposed of

Project means the restart of the Santa Rita Mine and its development to commencement of commercial production, including development, construction and operation of the mine, processing facilities and associated infrastructure at the Santa Rita Mine, together with all activities and infrastructure associated with the transportation and export of products from such mine

Property means the Mining Rights and Mining Area;

Quarter means a period of three (3) consecutive months commencing on 1 January, 1 April, 1 July or 1 October in any year, other than the first Quarter which commences on the Execution Date and expires on the date immediately preceding the next to occur of 1 January, 1 April, 1 July or 1 October

Refinery means a smelter, refinery or other processing facility

Related Entity means an Affiliate of a Party, the subsidiary, related or associated companies of the Party and its Affiliates, a joint venture between a Third Party and a Party or its Related Entity, and each of the respective directors of such companies, and their spouses and family members, and the trustees and beneficiaries of each of such directors, spouses and family members

Representative of a Party includes an employee, agent, officer, director, auditor, advisor, partner, consultant, joint venturer or sub-contractor of that Party

Restricted Person means any Person: (a) identified on any Sanctions-related list of designated Persons, including, without limitation, the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury, the Consolidated United Nations Security Council Sanctions List, the consolidated list of persons, groups and entities subject to EU financial sanctions maintained by the European Union and the Consolidated List of Financial Sanctions Targets in the UK maintained by Her Majesty's Treasury of the United Kingdom; (b) located, organized or resident in, or the government or any agency or instrumentality of the government of, any Sanctioned Jurisdiction; (c) owned or controlled by one or more Persons described in the foregoing clause (a) or (b); or (d) otherwise the subject or target of any Sanctions

Royalty means the royalty payable by the Grantor to the Royalty Holder calculated by multiplying 2.75% by the Net Smelter Return

Royalty Payment Date shall have the meaning given to that term in clause 2.2 (Calculation and payment of Royalty)

Royalty Records means the books, accounts and records maintained by or on behalf of the Grantor showing reasonable detail in relation to:

(a) the quantity of Products produced in each Quarter;

(b) the quantity of Products sold in each Quarter;

(c) the calculation of each component of the Royalty for each Quarter;

(d) the payment of the Royalty in each Quarter;

(e) where there is any commingling of Minerals in a Quarter with materials from areas extracted outside the Mining Area, the measures, moistures and assays of the minerals and substances in the Minerals extracted and recovered from the Mining Area prior to the commingling; and

(f) all other information required for the preparation of any Statement

Santa Rita Mine means the open pit mine and processing facility owned by the Seller and located in Fazenda Santa Rita, s/n° 45585-000 Itagiba, Bahia, Brazil, including any expansion thereof

Sanctioned Jurisdiction means, at any time, a country, territory or geographical region which is itself the subject or target of any comprehensive territorial-based Sanctions (currently including, without limitation, Cuba, Iran, North Korea, Crimea and Syria)

Sanctions means any laws, rules, regulations and requirements relating to economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any U.S. Governmental Body (including, but not limited to, the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State), the United Nations Security Council, the European Union and each of its member states, His Majesty's Treasury of the United Kingdom, any Governmental Body of Brazil, or any other relevant Governmental Body

Senior Facility means any agreement evidencing indebtedness of the Grantor or MineCo that is secured by collateral ranking senior to the Royalty

Senior Lienholder Indebtedness means indebtedness of the Grantor or MineCo up to the Senior Lienholders Indebtedness Cap pursuant to a Senior Facility

Senior Lienholders Indebtedness Cap means US$[Redacted - Commercially Sensitive Information]

SOFR means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator's Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day

SOFR Administrator means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate)

SOFR Administrator's Website means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source

Statement means, for a Quarter, a statement setting out in reasonable detail:

(a) the quantities and grades of Product and Payable Metals produced and sold during that Quarter (specifying the Product and Payable Metals type as Concentrate, cathode premium, off-spec or other);

(b) the individual elements which make up the Royalty calculation, being the Gross Proceeds, Adjustments and Allowable Deductions (if any) for that Quarter;

(c) the Royalty payable for that Quarter, also specifying sufficient information to demonstrate how the Royalty was calculated; and

(d) any other material information which is relevant in verifying the accuracy of the calculation of the Royalty payment;

Surviving Provisions means clauses 1, 7.2(b)(ii), 9, 10, 11, 12 and 13

Tailings means any waste dumps including any tailings, residues, waste rock, spoiled leach materials and other materials resulting from Mining Operations and activities conducted on or adjacent to the Mining Area, whether such operations and activities took place before or after the Execution Date

Taxes means all taxes, duties, levies, imposts, tariffs, fees, assessments, reassessments, withholdings, dues and other charges of any nature, whether disputed or not, by an Authority, and instalments in respect thereof, including such amounts imposed or collected on the basis of: income; capital, real or personal property; payments, deliveries or transfers of property of any kind to residents or non-residents; purchases, consumption, sales, use, import, export of goods and services; mining; distributions; equity; together with penalties, fines, additions to tax and interest thereon, and Tax shall have a corresponding meaning

Tax Deduction has the meaning set out in clause 2.4(c)

Termination Amount means the net present value of the Royalty (including any amount of outstanding and unpaid Royalty as at the date of the Termination Notice) projected over the then remaining life of the Santa Rita Mine from the Mine Plan at a 8% discount rate (calculated on the basis of the mean average of the London Market Exchange final daily spot prices of the Product over the then most recent 5-year period (or to the extent such spot prices do not exist, as determined by reference to such other reference index price agreed between the Parties, acting reasonably), as determined in accordance with clause 7.3

Termination Notice has the meaning set out in clause 7.2(a)

Third Party means a person that is not a Party, or an Affiliate or Related Entity of that Party, to this Agreement

Transfer has the meaning set out in clause 6.1

Transferee has the meaning set out in clause 6.1

Ultimate Shareholder means Appian Natural Resources Fund III L.P. and Appian Natural Resources (UST) Fund III L.P., each acting by its general partner Appian Natural Resources Fund GP III Limited; and

US Dollar Equivalent means, where sum to which this Agreement relates is not stated in US Dollars, the amount determined by converting the amount in foreign currency into US Dollars at the Exchange Rate existing when the relevant revenue was earned or receivable, or the relevant expenditure was incurred, by the Grantor.

1.2 Interpretation

In this Agreement:

(a) the singular includes the plural and vice versa;

(b) the headings in this Agreement are for convenience only and do not affect the interpretation of this Agreement;

(c) a reference to a clause or Schedule shall be a reference to a clause, exhibit or schedule (as the case may be) of or to this Agreement;

(d) a reference to an agreement, instrument or other document includes such agreement, instrument or other document as amended, novated, supplemented or replaced from time to time;

(e) a reference to any legislation or legislative provision includes any statutory modification or re-enactment of, or legislative provision substituted for, and any subordinated legislation issued under, that legislation or legislative provision;

(f) a reference to a day, month or year is relevantly to a calendar day, calendar month or calendar year;

(g) a reference to a time of day is a reference to that time in London;

(h) a reference to $, US$, USD, US Dollars, United States dollars or dollars is to the lawful currency of the United States of America;

(i) the expressions including, includes and include have the meaning as if followed by "without limitation";

(j) where provision is made for an agreement or the giving of notice, approval or consent by any Person, unless otherwise specified, such agreement, notice, approval or consent shall be in writing;

(k) writing includes any mode of reproducing words in a legible and non-transitory form;

(l) no rule of construction is to apply to the disadvantage of a Party on the basis that such Party drafted the whole or any part of this Agreement; and

(m) a reference to MineCo includes any Person who from time to time assumes or performs all or any of MineCo's functions or activities in relation to all or any of the Santa Rita Mine, the Mining Rights and/or the Mining Area, excluding service providers or parties hired by MineCo to carry out activities in the Mining Area.

2 Royalty

2.1 Royalty obligation

(a) The Grantor hereby grants and conveys the Royalty to the Royalty Holder.

(b) The Royalty shall bind the Grantor and its successors and assigns, and the Grantor shall procure that all such successors and assigns shall execute such documents as may be reasonably required by the Royalty Holder to ensure that the Royalty shall so bind all such successors and assigns.

(c) The Grantor agrees to pay the Royalty to the Royalty Holder in US Dollars each Quarter in accordance with the terms of this Agreement.

(d) Notwithstanding that the Royalty has been granted by the Grantor, and without prejudice to any other obligation, MineCo will be jointly and severally liable for payment of the Royalty and any other amount due from the Grantor to the Royalty Holder.

2.2 Calculation and payment of Royalty

Within thirty (30) days after the end of each Quarter (a Royalty Payment Date), the Grantor shall:

(a) calculate the Royalty payable for that Quarter:

(b) deliver a Statement in respect of that Quarter to the Royalty Holder;

(c) pay the Royalty due by it for that Quarter to the Royalty Holder in immediately available funds without demand, reduction or set-off (except any deduction or withholding required by Law) by direct deposit to the bank account nominated by the Royalty Holder, which the Royalty Holder may, by notice to the Grantor, change from time to time.

2.3 Royalty based on volumes sold

(a) The Parties acknowledge that:

(i) the Grantor may make adjustments to the Royalty Records following determination of an Adjustment; and

(ii) the amounts set out in each Statement shall be based on the aggregate amount of Payable Metals which constitutes "Gross Proceeds" in respect of the relevant Quarter (such that any Adjustment shall be reflected in the Statement for Quarter (as applicable) in which any adjustment to the Gross Proceeds relating to such Adjustment occurs).

2.4 Deduction from Royalty and other payments

(a) Each Party shall make all payments to be made by it under or in connection with this Agreement without any deduction, unless such deduction is required by Law.

(b) Except as otherwise provided in this Agreement, if a Party making a payment to another Party under this Agreement is legally required to deduct any tax, duty, levy, impost, deduction, charge or withholding from that payment, the deduction is for the account of the Party making the payment.

(c) If the Grantor or MineCo is required by Law to deduct any tax, duty, impost, charge or withholding from a payment of Royalty or any other payment due to the Royalty Holder under or in connection with this Agreement (the Tax Deduction), the Grantor shall:

(i) promptly, upon becoming aware that it is required to make the Tax Deduction, or if there is any change in the rate or the basis of the Tax Deduction, notify the Royalty Holder of the amount, date and proposed recipient of the required Tax Deduction;

(ii) make the Tax Deduction and pay the minimum amount required by Law to the relevant Authority within the time allowed;

(iii) pay to the Royalty Holder such additional amount as will, after the Tax Deduction has been made, leave the Royalty Holder with the same amount as it would have been entitled to receive from Grantor or MineCo, as applicable, in the absence of such requirement to make the Tax Deduction; and

(iv) within thirty (30) days of making either the Tax Deduction or any payment required in connection with that Tax Deduction, deliver to the Royalty Holder evidence satisfactory to the Royalty Holder, acting reasonably, that the Tax Deduction has been made and paid as required in the event a payment has been made to the relevant Authority pursuant to this clause 2.4(c).

2.5 Interest and costs

Without limiting the rights of the Royalty Holder in relation to any breach of this Agreement by the Grantor, if the Grantor fails to pay the Royalty due under this Agreement on or before the due date for payment, then it shall also pay to the Royalty Holder immediately on demand:

(a) interest at the rate of SOFR plus [Redacted - Commercially Sensitive Information]%) on the amount due from the due date up to and including the date upon which the moneys are paid, calculated on a daily basis and compounded monthly; and

(b) all costs and expenses (including legal costs and expenses on a full indemnity basis) incurred by the Royalty Holder which are attributable to such failure to pay by the due date.

2.6 Finality of Statement

A Statement for a Quarter and payment of the Royalty in accordance with that Statement is final and in full satisfaction of all obligations of the Grantor with respect to payment of the Royalty for that Quarter unless:

(a) the Royalty Holder does not agree with the Statement, in which case the Royalty Holder may, within six (6) months of receiving the Statement or the report of an auditor appointed in accordance with this Agreement (whichever is the later), give the Grantor a Dispute Notice in which case the dispute resolution procedures in this Agreement apply; or

(b) there has been any fraud, deliberate miscalculation, or reckless calculation of the Royalty by the Grantor or MineCo.

2.7 Royalty a continuing obligation

Until the termination of this Agreement in accordance with its terms, the obligations to pay the Royalty continue, with respect to each Mining Right, for the full term of the Mining Right.

2.8 Perpetuity period

If the vesting of any interest under this Agreement would, but for this clause, be void under the rule against perpetuities at common law or under any statute imposing perpetuity periods, then that interest terminates one day before the end of the maximum time from the Execution Date permitted by the Laws of Brazil.

2.9 Expiry

The Royalty and this Agreement will expire on the termination of this Agreement in accordance with clause 7.2 (Consequences of Default), except for the Surviving Provisions which shall remain in force.  Such expiry shall be without prejudice to any obligation to make Royalty or other payments due to the Royalty Holder on the expiry date.

2.10 Hedging

Each of the MineCo, the Grantor and any of their Affiliates will have the right to engage in forward sales, futures trading or commodity options trading and other price hedging, price protection, and speculative arrangements in relation to all or part of the production from the Mining Area (Trading Activities). The Royalty will not apply to, and the Royalty Holder will not be entitled or required to participate in, any gain or loss of the MineCo, the Grantor or any of their Affiliates (as applicable) in Trading Activities. The Parties agree that the Royalty Holder is not a participant in such Trading Activities, and therefore the Royalty will not be diminished or improved by losses or gains of the MineCo, the Grantor or any of their Affiliates in any such Trading Activities.

2.11 Future Interest

(a) From the Effective Date to the date on which the Grantor or MineCo has first incurred any indebtedness under a Senior Facility (such date, the First Senior Facility Closing Date), neither the Grantor, MineCo nor any of their Affiliates (such person, the Proposed Seller), shall sell, or dispose of or grant a right for value to any third party, in respect of any Future Interest (a Future Interest Disposal), without first:

(i) notifying the Royalty Holder in writing of its intention to undertake a Future Interest Disposal, specifying the nature of the Future Interest to be subject to that Future Interest Disposal and the proposed acquisition terms (the Offer Notice); and

(ii) giving the Royalty Holder a right to provide a written proposal (the RH Offer) to the Proposed Seller in respect of such Future Interest Disposal within forty-five (45) days after the delivery of the Offer Notice (such period, the ROFO Proposal Period).

(b) If:

(i) the Royalty Holder does not provide a RH Offer to the Proposed Seller by the end of the ROFO Proposal Period;

(ii) the Royalty Holder provides a RH Offer within the ROFO Proposal Period, but the Proposed Seller (acting reasonably) considers that the terms of any third-party offer in respect of such Future Interest Disposal are better for the Proposed Seller than the RH Offer; or

(iii) if the Royalty Holder provides a RH Offer within the ROFO Proposal Period and the Proposed Seller accepts the terms of the RH Offer (an Accepted RH Offer), and such transaction does not close within sixty (60) days after the date of delivery of the Offer Notice (unless otherwise extended by the applicable Parties acting reasonably) (such period, the RH Transaction Period), the Proposed Seller shall have the right to undertake a Future Interest Disposal in respect of all but not less than all of the relevant Future interest with a third party, without further restriction:

(A) where clause 2.11(b)(i) applies, on substantially the same or better terms as set out in the Offer Notice, for a period of one hundred and twenty (120) days following the expiry of the ROFO Proposal Period (unless otherwise extended with the written consent of the Royalty Holder (acting reasonably));

(B) where clause 2.11(b)(ii) applies, on better terms than as set out in the RH Offer, for a period of one hundred and twenty (120) days following the expiry of the ROFO Proposal Period (unless otherwise extended with the written consent of the Royalty Holder (acting reasonably)); and

(C) where clause 2.11(b)(iii) applies, on the same or better terms than as set out in the RH Offer, for a period of one hundred and twenty (120) days following the failure to close the acquisition of the relevant Future Interest by the Royalty Holder (unless otherwise extended with the written consent of the Royalty Holder (acting reasonably)).

(iv) If no transaction has been consummated by the Proposed Seller prior to the expiry of the one hundred and twenty (120) day period (as such period may be extended in accordance with the terms hereof) referred to in clause 2.11(b)(iii)(A), 2.11(b)(iii)(B) or 2.11(b)(iii)(C) (as applicable) (such period, a Third Party Transaction Period), then the terms of clauses 2.11(a) and 2.11(b)(i) to 2.11(b)(iii)(C) shall apply to any subsequent Future Interest Disposal with respect to such Future Interest by the Proposed Seller.

(v) The ROFO under clause 2.11(a) will not terminate if, on receipt of any Offer Notice, the Royalty Holder fails to or decides not to acquire the Future Interest contemplated in such Offer Notice.

Consent right

(c) Subject to clause 2.11(d), from the First Senior Facility Closing Date, if a Proposed Seller:

(i) wishes to undertake a Future Interest Disposal; or

(ii) following an offer by a third party in respect of any Future Interest Disposal (a Third Party Offer), wishes to accept such Third Party Offer,

then the Proposed Seller shall seek the prior written consent of the Royalty Holder (acting reasonably) prior to making any offer in respect of a Future Interest Disposal or accepting any Third Party Offer. The Royalty Holder's consent shall have been deemed to have been obtained if the Royalty Holder has not rejected the making or acceptance of any such offer within 15 days of receipt of the Proposed Seller's request.

(d) The Royalty Holder agrees that, if a ROFO Proposal Period, RH Transaction Period or Third Party Transaction Period (as applicable) has commenced with respect to a Future Interest Disposal prior to the First Senior Facility Closing Date, and the First Senior Facility Closing Date occurs whilst any such ROFO Proposal Period, RH Transaction Period or Third Party Transaction Period (as applicable) is ongoing, then the Royalty Holder's consent rights under clause 2.11(c) shall be suspended in respect of that Future Interest Disposal until (as applicable):

(i) where clauses 2.11(b)(i) and 2.11(b)(iii)(A) apply or clauses 2.11(b)(ii) and 2.11(b)(iii)(B) apply (as applicable), the later of the expiry of the relevant ROFO Proposal Period and the relevant Third Party Transaction Period; or

(ii) if there has been an Accepted RH Offer:

(A) where clauses 2.11(b)(iii) and 2.11(b)(iii)(C) apply, the expiry of the relevant Third Party Transaction Period; or

(B) otherwise, the later of the expiry of the relevant ROFO Proposal Period and the RH Transaction Period.

General

(e) The Proposed Seller shall be permitted to conduct market soundings at any time (including following the receipt of a Third Party Offer) with respect to market interest in any Future Interest, but the Proposed Seller shall ensure that no such market soundings involve legally binding terms of, or offers in respect of, any such Future Interest in contravention of this clause 2.11.

(f) The restrictions set out in this clause 2.11 shall not apply to any royalties or levies imposed by any Governmental Body or Applicable Laws on mineral production.

3 Mining operations

3.1 Mining Operations obligations

(a) The Royalty Holder acknowledges and agrees that, subject to clause 3.1(b):

(i) MineCo owes the Royalty Holder no duty to explore, develop or mine any of the Property, or to do so at any rate or in any manner other than that which MineCo may determine in its sole and unfettered discretion;

(ii) any decision to commence, pursue, suspend or cease Mining Operations at the Santa Rita Mine or to put the Santa Rita Mine on care and maintenance is solely a matter for MineCo;

(iii) MineCo may, but is not obliged to, treat, mill, sort, concentrate, refine, or otherwise process, beneficiate or upgrade ores, concentrates and Products extracted from the Property; and

(iv) MineCo is not liable for any mineral or commercial value lost in processing ores, concentrates and Products extracted from the Property and no Royalty is due on any such lost value.

(b) MineCo shall:

(i) use its commercially reasonable efforts to conduct any Mining Operations on or about the Mining Area safely and in accordance with Good Mining Practice;

(ii) carry out the Project in compliance with Applicable Laws in all material respects; and

(iii) use all commercially reasonable efforts to obtain any Permits necessary to commence and continue the Mining Operations in accordance with the Operating Plan and comply with the Mining Code in all material respects.

(c) Except pursuant to the exercise of its rights under or in connection with this Agreement, the Royalty Holder shall not interfere with the carrying out of Mining Operations or the business carried on by MineCo or the Grantor conducted under authority of the Mining Rights.

3.2 Sale or disposal of Product

(a) MineCo shall ensure that when Product is sold or otherwise disposed of, all such Product is sold or otherwise disposed of to an Offtaker pursuant to an Offtake Agreement or otherwise at the Market Price for such Product (or to the extent such Market Price does not exist, as determined by reference to such other reference index price agreed between the Parties, acting reasonably).

(b) MineCo shall ensure that all Offtake Agreements entered into by it or its Affiliates in respect of the Product shall be on commercially reasonable arms' length terms for products similar in make-up and quality to the relevant Product, including in respect of payable quantities, rates, charges and deductions, and that such Offtake Agreements shall include appropriate and separate sampling and assaying so that the MineCo (or any of its Affiliates) (as applicable) and the applicable Offtaker can determine the grade or content of Product and other Minerals in each delivery to an Offtaker.

3.3 Acknowledgement of other activities

Each Party acknowledges to, and for the benefit of the other Parties, that each other Party has the free and unrestricted right to enter into, conduct and benefit from any and all Lawful business ventures of any kind whatsoever, whether or not competitive with the activities undertaken under this Agreement, without being obliged to disclose such activities to the other Parties or invite or allow any other Party to participate in those activities including activities involving mining rights adjoining the Mining Area.

3.4 Grantor to procure compliance

The Grantor will procure that MineCo will comply with its obligations under this clause 3.

4 Information

4.1 Royalty Records

The Grantor shall keep, or cause to be kept, true and accurate Royalty Records in accordance with the Accounting Standards and Good Mining Practice, including tonnage, volume of Products, analyses of Products, weight, moisture, assays of payable content and other records and supporting materials, as appropriate, related to the computation of the Royalty hereunder, and shall permit the Royalty Holder or its Representatives to inspect such records.

4.2 Information and reporting

(a) The Grantor or the MineCo shall provide to the Royalty Holder, as part of the ordinary course of their business, the following information:

(i) on a quarterly basis, the quarterly production and sales forecast, outlining the expected timing and volumes of the Products to be sold during the course of that Quarter;

(ii) as soon as reasonably practicable after it has been approved by the board of directors of the Grantor and/or MineCo (as applicable), an updated Mine Plan; and

(iii) on an annual basis within a reasonable period upon such financial statements becoming available, annual audited financial statements of Mineco.

(b) Notwithstanding paragraph (a) above, the Royalty Holder may request from the Grantor or MineCo, from time to time, and they shall provide, such general information as the Royalty Holder might reasonably require for the purpose of determining the amount of Products and Payable Metals derived from Mining Operations (including, without limitation, the amount of Product that has been processed from the sub-surface of the Mining Area at any such time and the throughput rate in tonnes per day of the Product derived from the sub-surface of the Mining Area) and the amount of Royalty to which the Royalty Holder is, or may in future be, entitled pursuant to this Agreement.

(c) Any information provided to the Royalty Holder pursuant to paragraphs (a) or (b) above shall be deemed to be Confidential Information and the Royalty Holder agrees that it shall not disclose such information to Third Parties without the prior written approval of MineCo.

4.3 Inspection and financial audit of Royalty Records

(a) The Royalty Holder may, upon 20 Business Days written notice to MineCo and the Grantor and at reasonable times of business and at its own cost, within three (3) months of receiving the Statement in respect of a Quarter (as applicable), inspect and audit, or appoint a suitably qualified independent accounting firm to inspect, audit and report on, the Royalty Records of MineCo and the Grantor to the Royalty Holder in respect of that Quarter.

(b) MineCo and the Grantor shall each give the auditor appointed by the Royalty Holder full and free access to the Royalty Records of MineCo and the Grantor at its offices, or elsewhere as agreed, in respect of the payment of the Royalty for that Quarter.

(c) Without prejudice to clause 2.6(a), if the Royalty Holder does not exercise its rights in accordance with clause 4.3(a) in respect of any Royalty Records, then the contents of such Royalty Records shall be deemed final and shall not thereafter be subject to any audit or challenge, unless there has been any fraud, deliberate miscalculation, or reckless calculation of the Royalty by the Grantor or MineCo.

4.4 Audit frequency

(a) Subject to clause 4.4(b), the Royalty Holder is entitled to carry out a financial audit under clause 4.3 not more frequently that once in every twelve (12) months.

(b) Where a financial audit under clause 4.3 reveals a Material Breach, the Royalty Holder is entitled to carry out financial audits under clause 4.3 without restriction, until such time as two consecutive audits performed at least six (6) months apart do not reveal any Material Breaches.

(c) For the purpose of this clause 4.4, Material Breach shall mean the Royalty Holder or its auditor identifying following a financial audit under clause 4.3:

(i) a breach, in any material respect, of any provision of this Agreement; or

(ii) that the amount that should have been paid by the Grantor to the Royalty Holder as Royalty under a Statement exceeds the amount that was actually paid to the Royalty Holder as Royalty under such Statement by [Redacted - Commercially Sensitive Information]%) or more.

4.5 Consequences of financial audit

(a) If the Royalty Holder notifies the Grantor of any underpayment or overpayment of the Royalty which the Royalty Holder's auditor, in its reasonable opinion, considers exists, or the audit determines that any Royalty paid has been calculated in error, the Grantor shall, on being provided with a copy of the report of the Royalty Holder's auditor, make a corresponding Adjustment of the Royalty payable for the next Quarter, unless the Grantor delivers a Dispute Notice to the Royalty Holder in relation to the relevant Statement within one (1) month of receiving the report of the Royalty Holder's auditor.  If the Grantor delivers such a Dispute Notice, the dispute resolution procedures set out in this Agreement shall apply.

(b) If the Royalty that should have been payable in respect of a Quarter under a Statement is established by audit or pursuant to a Dispute Notice to be greater or less than the Royalty set out in the Statement provided by the Grantor by five per cent. (5%) or more, the Grantor shall immediately on demand pay the costs of the audit to the Royalty Holder.  In all other circumstances, the Royalty Holder shall bear the costs of audit.

5 Protection of Royalty Interest

5.1 Security

As security for the Grantor's and MineCo's obligations to pay (i) the Royalty and any Termination Amount, and (ii) any other amounts due under or in connection with this Agreement:

(a) within thirty (30) days after the Execution Date (or such later date as mutually agreed in writing between the Grantor and the Royalty Holder):

(i) the Grantor shall procure:

(A) the Ultimate Shareholder to grant to the Royalty Holder or to a security agent nominated by the Royalty Holder and maintain a fully-perfected first ranking (or second ranking, subject only to first ranking security in favour of the financiers of Senior Lienholder Indebtedness to the extent permitted by clause 5.6(a) (Indebtedness)) security on 100% of the issued share capital in the Grantor; and

(B) the persons representing the owners of 100% of the quotas in MineCo to grant to the Royalty Holder or to a security agent nominated by the Royalty Holder and maintain a fully-perfected first ranking (or second ranking, subject only to first ranking security in favour of the financiers of Senior Lienholder Indebtedness to the extent permitted by clause 5.6(a) (Indebtedness)) security on 100% of the capital stock of MineCo; and

(b) subject to clause 5.6(a) (Indebtedness), concurrently with the incurrence of any indebtedness pursuant to a Senior Facility, MineCo shall grant to a security agent nominated by the Royalty Holder and the financiers of such Senior Lienholder Indebtedness, and maintain, a fully-perfected security over the Mining Rights (with such security in favour of the Royalty Holder second ranking, subject only to the first ranking security in favour of the financiers of Senior Lienholder Indebtedness),

Such security will be granted and perfected on terms and in form and substance reasonably satisfactory to the Royalty Holder.

5.2 Further Assurance

Without limiting the generality of clause 5.10, each of the Grantor and MineCo shall, all at their own cost, take, and shall cause each other Person providing security to take, or cause to be taken, such action and execute and deliver or cause to be executed and delivered to the Royalty Holder such agreements, documents and instruments as the Royalty Holder may reasonably request (including legal opinions and any necessary amendments to constitutional documents/articles of association), and register, file or record the same (or a notice or financing statement in respect thereof) in all offices where such registration, filing or recording is, in the opinion of the Royalty Holder, necessary or advisable to constitute, perfect and maintain the security referred to in this clause 5.1 as first-ranking security, in each case promptly after the request therefor by the Royalty Holder, and in each case in form and substance satisfactory to Royalty Holder.

5.3 Costs and expenses

For the avoidance of doubt, all costs incurred in connection with the security referred to in this clause 5.1 shall be for the account of the Grantor and MineCo.

5.4 Insurance

The Grantor and MineCo shall maintain at all times with reputable insurance companies insurance in good standing with respect to the Santa Rita Mine, the Mining Area and the Mining Operations conducted on and in respect thereof (including against loss of or damage to Products), consistent with Good Mining Practice and in relation to the stage of the development and/or operation of the Santa Rita Mine and the Mining Operations being conducted from time to time.

5.5 Preservation of Corporate Existence

Each of the Grantor and MineCo shall at all times from and after the date hereof do and cause to be done all things necessary or advisable to maintain its corporate existence.

5.6 Indebtedness

(a) Subject to clause 5.6(c), the Parties agree that neither of the Grantor nor MineCo shall permit the aggregate outstanding principal amount of all indebtedness in respect of the Project, MineCo or the Grantor or any element thereof taken together at any time outstanding and which is secured by first ranking security over MineCo and/or the Grantor's assets (including in respect of any Senior Facility) to exceed the Senior Lienholders Indebtedness Cap in the aggregate.

(b) Each of the Grantor and MineCo undertakes to procure that:

(i) any creditor of indebtedness (including any creditor under a Senior Facility) shall agree that, at all times prior to the occurrence of an event of default that is continuing in relation to such indebtedness, payments of the Royalty and any other amounts hereunder shall be performed, paid and otherwise characterised as operating expenses to be fulfilled ahead of any payment of the MineCo or the Grantor's liabilities to such creditor; and

(ii) subject to any intercreditor agreement to be entered into with any creditors under any Senior Facility, no contract for indebtedness (including any Senior Facility) contains any restriction on the payment of the Royalty and any other amounts hereunder.

(c) If at any time the Grantor or MineCo intends to enter into a Senior Facility, it shall notify the Royalty Holder and upon request of the Grantor, the Royalty Holder will and the Grantor will procure that the creditors in respect of any Senior Facility will, as promptly as reasonably possible in the circumstances, enter into an intercreditor agreement with such creditors on the terms set out in the Intercreditor Principles.  The Royalty Holder shall act in good faith in negotiating any other terms of the intercreditor agreement not otherwise covered by the Intercreditor Principles.

5.7 No assumption of liability

The Royalty Holder does not assume, by its execution of this Agreement or acceptance of the Royalty, any liability, obligation or commitment of the Grantor or MineCo, whether known or unknown, actual or contingent, now-existing or hereafter arising in respect of the Property, including any and all obligations and liabilities of the Grantor or MineCo:

(a) relating to or arising from the environmental or other conditions in respect of any portion of the Mining Area;

(b) relating to the Mining Operations;

(c) to any grantor of the Mining Rights or any other Authority; and

(d) to any third party with a contractual or proprietary interest in the Property, including any contractor or agent of the Grantor, MineCo, refiner or lender.

5.8 Indemnity

The Grantor indemnifies and holds harmless the Royalty Holder and its Affiliates (the Indemnified Parties) from any loss, cost or liability (including legal fees) incurred or suffered by the Royalty Holder or any of its Affiliates that arises from a claim against the Royalty Holder or its Affiliates in respect of:

(a) any failure by the Grantor or MineCo or any of their respective Affiliates to at all times comply with all Laws relating to any of them, the Property or the Mining Operations (as applicable);

(b) the Grantor or MineCo or any of their respective Affiliates causing, suffering, or permitting any condition or activity at, on or in the vicinity of the Mining Area which constitutes a nuisance; or

(c) the enforcement of the rights of the Royalty Holder and its Affiliates under this clause, provided that:

(i) if such loss, cost or liability was contributed to by any act or omission by any Indemnified Party, the indemnity to the Indemnified Parties is reduced by the proportion in which the relevant Indemnified Party contributed to such loss, cost or liability;

(ii) the indemnity shall not include any economic or indirect losses, including any lost production or loss of profits suffered or incurred by an Indemnified Party (including any claims made by third parties); and

(iii) the indemnity is limited to any claims that may be made against an Indemnified Party arising out of or in connection with, directly or indirectly and in whole or in part:

(A) its status as the Royalty Holder or an Affiliate of the Royalty Holder (as applicable) from time to time: or

(B) the Santa Rita Mine, the Mining Area, the Mining Operations or the Mining Rights, and shall not include any indemnity in respect of any claims against an Indemnified Party that does not relate to the above.

5.9 MineCo to assume obligations

If at any time the Grantor's obligations under this Agreement cease to be valid, binding, enforceable and/or in full force and effect against it for any reason then MineCo will on notice to it from the Royalty Holder be deemed to be the Grantor and will assume all of the obligations of the Grantor in connection with this Agreement, including any obligations that have arisen but have not been discharged as at such date, and any references in this Agreement to the "Grantor" will be deemed to mean MineCo.

5.10 Further assurance

MineCo shall promptly provide the Grantor with any information reasonably requested by the Grantor in connection with the performance by the Grantor of its obligations under this Agreement.

6 Transfer and Encumbrances

6.1 Transfer by Grantor or MineCo

Neither the Grantor nor MineCo nor any owner of all or any of the shares or quotas in the Grantor or MineCo, shall sell, transfer, grant, assign, encumber or otherwise dispose of all, part of, or any interest or right in, the Grantor, MineCo, any Mining Rights, this Agreement or any security documents entered into pursuant to clause 5.1 (Security Documents) (Transfer) to any Person or Persons (a Transferee) except with: (i) the prior written consent of the Royalty Holder; or (ii) in accordance with clause 6.2.  The Grantor and MineCo shall procure compliance with this clause 6.1 by the owner of any of its shares or quotas.

6.2 Permitted Transfer

(a) A Transfer of all, part of, or any interest or right in, the Grantor or the Grantor's rights and obligations under this Agreement or any Security Document to any Person will not be a breach of clause 6.1, provided that:

(i) such Person is not a Restricted Person;

(ii) such Person shall have entered into all such documents and undertaken all such acts as reasonably required to give effect to such Transfer; and

(iii) the Grantor has given prior written notice of such Transfer to the other Parties to this Agreement.

(b) A Transfer of all, part of, or any interest or right in, MineCo, any of the Mining Rights, or any of MineCo's rights and obligations under this Agreement or the Security Documents will not be a breach of clause 6.1, provided that:

(i) such Person is not a Restricted Person;

(ii) such Person shall have entered into all such documents and undertaken all such acts as reasonably required to give effect to such Transfer;

(iii) MineCo has given prior written notice of such Transfer to the other Parties to this Agreement; and

(iv) in respect of any Transfer of MineCo's rights and obligations under this Agreement and/or the Security Documents to which MineCo is expressed to be a party only, such Transfer is to any Person to whom the Mining Rights are also transferred in accordance with this clause 6.2(b).

6.3 Validity of Transfer

In addition to the foregoing, any Transfer set out in 6.2 shall only be considered valid if the Transferee expressly acknowledges in writing, in form and substance satisfactory to the Royalty Holder, the existence of this Agreement and the Royalty and agrees to be bound by the terms herein as if it was the original Party in place of the relevant transferor.

6.4 Sale of interest by Royalty Holder

The Royalty Holder may sell, transfer, grant, assign or otherwise dispose of (an Assignment) all or part of its rights and interests and obligations under this Agreement to any Person (including by way of an Encumbrance in favour of its lenders) provided: (i) it has given prior written notice thereof to the other Parties to this Agreement; (ii) that such Person is not a Restricted Person; and (iii) that such Person is not a Competitor.

7 Default

7.1 Grantor Default

It shall be a default (a Default) if:

(a) the Grantor or, where applicable, MineCo:

(i) does not pay when due the Royalty in accordance with clause 2 or any other amount due to the Royalty Holder or any of its Affiliates in accordance with this Agreement, if such breach is not remedied by the Grantor within 15 days after delivery of a notice of breach from the Royalty Holder to the Grantor.  If the Grantor or, where applicable, MineCo is prevented from making, or the Royalty Holder is prevented from demanding, receiving or retaining, under any agreement, including any intercreditor agreement, any such payment then this will not prevent such non-payment from being a Default, provided that any non-payment of the Royalty which is permitted pursuant to clause 2.1(c) shall not constitute a Default under this clause 7.1(a)(i); or

(ii) is in breach of any of the warranties given at the Execution Date under clauses 8.1 or 8.2 and such breach does, or could reasonably be expected to, result in a Material Adverse Event, and, if remediable, such breach is not remedied within 30 days after delivery of a notice of breach from the Royalty Holder to the Grantor;

(b) a Transfer occurs other than in accordance with clause 6;

(c) MineCo is in breach of its obligations under clause 3.1(b);

(d) any security granted by MineCo, the Grantor or by any other Person in accordance with clause 5.1 becomes invalid or unenforceable or is repudiated or extinguished or any Person (other than the Royalty Holder) lawfully purports or seeks to repudiate or extinguish any such security or make any of it invalid or unenforceable;

(e) any Permit that has been previously obtained by MineCo is suspended, cancelled, revoked, forfeited, surrendered, refused renewal or terminated (whether in whole or in part) or is not, or ceases to be, in full force and effect, in each case for a period exceeding ninety (90) days other than in the ordinary course of business and that Permit ceasing to be in full force and effect does, or could reasonably be expected to, result in a Material Adverse Event;

(f) any Authority condemns, expropriates, seizes, relinquishes, withdraws, repudiates, cancels or appropriates any property or assets or part thereof which, when combined with any other property or assets previously condemned, expropriated, seized, relinquished, withdrawn, repudiated, cancelled or appropriated, forms a material part of the Mining Operations or Property;

(g) it is or becomes unlawful for the Grantor or MineCo to perform any of its material obligations under or in connection with this Agreement or:

(i) any of them; or

(ii) any other Person (other than the Royalty Holder), repudiates, extinguishes or rescinds this Agreement;

(h) the Grantor or MineCo enters into (or resolves to enter into) any voluntary arrangement, composition or similar arrangement for the benefit of creditors or any class of them;

(i) the Grantor or MineCo commences any insolvency proceedings in respect of it in any relevant jurisdictions, which are not discharged within sixty (60) days of being filed or presented in any applicable court or other competent body;

(j) a liquidator or provisional liquidator being appointed or an administrative receiver, receiver, administrator, trustee or the equivalent in any relevant jurisdiction is validly appointed over the whole or any material part of the undertaking, property or assets of the Grantor or MineCo;

(k) an application or order is made or resolution is passed for the winding-up of the Grantor or MineCo, which is not discharged within sixty (60) days of being filed or presented in any applicable court or other competent body; or

(l) any voluntary dissolution (other than in connection with insolvency or bankruptcy) of the Grantor or MineCo takes place other than with the prior written consent (not to be unreasonably withheld) of the Royalty Holder.

7.2 Consequences of Default

(a) If there is a Default, the Royalty Holder shall be entitled to deliver a notice to the Grantor and/or MineCo that it wishes to terminate this Agreement (Termination Notice).  Upon delivery of a Termination Notice in relation to any of the Defaults set out in clauses 7.1(h) to 7.1(l) (inclusive), the Grantor and MineCo shall be jointly and severally liable to pay the Termination Amount to the Royalty Holder within ten (10) Business Days of the date of determination of the Termination Amount in accordance with clause 7.3 in immediately available funds by direct deposit to such bank account as is nominated by the Royalty Holder in the Termination Notice.

(b) If the Royalty Holder issues a Termination Notice in accordance with clause 7.2(a):

(i) this Agreement shall terminate with effect from:

(A) in relation to any Default set out in clauses 7.1(h) to7.1(l) (inclusive), the date of payment of the Termination Amount to the Royalty Holder; or

(B) in any other case, the date of such Termination Notice, except for the Surviving Provisions, which shall remain in force; and

(ii) any and all accrued rights or liabilities of any Party in respect of damages for nonperformance of any obligation falling due for performance or otherwise for breach of this Agreement prior to such termination shall continue to exist.

(c) The Parties confirm that the Termination Amount set out in this clause 7.2:

(i) constitutes liquidated damages;

(ii) is reasonable and proportionate to protect the Royalty Holder's legitimate interest in the performance of this Agreement;

(iii) is not extravagant and/or unconscionable; and

(iv) is not a penalty.

7.3 Determination of Mine Plan and Termination Amount

(a) If the Royalty Holder issues a Termination Notice in accordance with clause 7.2(a) in relation to any Default set out in clauses 7.1(h) to 7.1(l) (inclusive):

(i) the Grantor shall, within 10 Business Days from the date it receives the Termination Notice, deliver to the Royalty Holder a Termination Amount figure calculated on the basis of the then most recent Mine Plan delivered to the Royalty Holder under clause 4.2(a)(ii) (Base Mine Plan); and

(ii) if the Grantor does not deliver to the Royalty Holder a Termination Amount figure within the 10 Business Days period referred to in clause 7.3(a)(i) above, the Royalty Holder may deliver to the Grantor a Termination Amount figure calculated on the basis of the Base Mine Plan,

(such Termination Amount figure proposed either by the Grantor or the Royalty Holder, the Proposed Termination Amount).

(b) Upon receipt or delivery (as applicable) of the Proposed Termination Amount, the Royalty Holder may, upon 10 Business Days written notice (Audit Notice) to the Grantor and at its own cost, appoint a qualified and recognized mining engineer to inspect and conduct a review of the Base Mine Plan solely to determine whether the Proposed Termination Amount has been calculated in accordance with the Base Mine Plan.

(c) If, within one (1) month of the date of the Audit Notice, the Royalty Holder provides written notice (Adjustment Notice) to the Grantor of any adjustments required to the Proposed Termination Amount on the basis of a determination by the auditor that the Proposed Termination Amount has been miscalculated, the Grantor shall, on being provided with a copy of the report of the Royalty Holder's auditor, make a corresponding adjustment to the Proposed Termination Amount, which adjusted amount shall be the final Termination Amount for the purpose of clause 7.2(a), unless the Grantor delivers a Dispute Notice to the Royalty Holder in relation to the Adjustment Notice within one (1) month of receiving such Adjustment Notice.  If the Grantor delivers such a Dispute Notice, the dispute resolution procedures set out in this Agreement shall apply.

(d) If the Royalty Holder does not submit to the Grantor an Audit Notice or an Adjustment Notice within the relevant time periods set out in clauses 7.3(b) or 7.3(c) (as applicable), the initial Proposed Termination Amount submitted by the Grantor or by the Royalty Holder (as applicable) shall be the final Termination Amount for the purpose of clause 7.2(a).

(e) If the final Termination Amount payable by the Grantor is established by audit or pursuant to a Dispute Notice to be greater than the initial Proposed Termination Amount by five percent. (5%)%) or more, the Grantor shall immediately on demand pay the costs of the audit to the Royalty Holder.  In all other circumstances the Royalty Holder shall bear the costs of audit.

8 Warranties

8.1 Warranties by all Parties

Each Party warrants as at the Execution Date for the benefit of the other Parties that:

(a) it is validly incorporated, organised and subsisting in accordance with the Laws of its place of incorporation;

(b) it has full power and capacity to enter into and perform its obligations under this Agreement;

(c) all necessary authorisations for the execution, delivery and performance by it of this Agreement in accordance with its terms have been obtained;

(d) its execution, delivery and performance of this Agreement complies with its constitution and does not constitute a breach of any Law or obligation, or cause a default under any agreement by which it is bound; and

(e) no meeting has been convened, resolution proposed or order made for the winding up, or the appointment of an administrator, of it, and no mortgagee or chargee has taken, attempted to take or indicated an intention to exercise its rights under any security.

8.2 Warranties by the Grantor and MineCo

The Grantor and MineCo each warrant as at the Execution Date, for the benefit of the Royalty Holder, that:

(a) MineCo is the legal and beneficial owner of a one hundred per cent. (100%) interest in the Property, free of any Encumbrance (other than any Permitted Encumbrance);

(b) the Mining Rights are in good standing under the Mining Code and applicable regulations, have been fully and effectively acquired by MineCo and are not liable to cancellation or forfeiture for any reason and, to the knowledge of the Grantor and MineCo, it is not aware of any circumstances which may give rise to such cancellation or forfeiture;

(c) MineCo has complied with all Laws in respect of the Property in all material respects and all fees (including annual fees per hectare and State inspection fees), rents, rates, royalties (including statutory royalty and landowner's royalty), taxes and other similar payments due and payable in respect of all of the Mining Rights have been paid;

(d) neither the Grantor nor MineCo is engaged in any litigation, arbitration or other proceeding concerning the Property and it is not aware of any pending or threatened litigation, arbitration or other proceeding concerning the Property, which if successful would have a materially adverse effect on the value of the Property or the Grantor's interest or right in the Property;

(e) to the knowledge of the Grantor and MineCo, there is no basis for any claim adverse to the right, title and interest of the Grantor to the Property other than the Permitted Encumbrances;

(f) apart from this Agreement there are no agreements, arrangements, understandings, rights or options to acquire or purchase the Property or any portion thereof or any interest therein (including any Encumbrance) or any claim to any royalty or other interest in the Property or production therefrom and no person other than MineCo and the Royalty Holder, has any right, title, interest or claim whatsoever in the Property or in production from the Property; and

(g) MineCo holds all Permits and approvals and authorizations required from any Authority for MineCo to own its interest in the Property, to conduct Mining Operations on the Property, and to access the Property; and

and where a warranty in this clause 8.2 is qualified by the expression 'to the knowledge of the Grantor and MineCo' or any similar expression, that expression shall be deemed to include the actual knowledge of all directors, officers or employees of the relevant Person at the Execution Date, with those persons having made due and reasonable enquiries of any and all other Persons who may reasonably be expected to have knowledge of the facts, matters or circumstances to which the warranty relates.

9 Confidentiality

9.1 Non-disclosure of Confidential Information

A Party shall not disclose Confidential Information except:

(a) if the disclosure is expressly permitted by this Agreement;

(b) to its Representative, or the Representative of an Affiliate, who requires the information for the purposes of or related to this Agreement, the Mining Rights or the Royalty with the prior requirement that they keep the disclosed information confidential in accordance with this clause 9;

(c) to the extent necessary in relation to the registration of the Royalty and/or this Agreement;

(d) with the written consent of the Party who supplied the Confidential Information, which consent may be given or withheld in its absolute discretion;

(e) if the Party, or an Affiliate of the Party, holding the Confidential Information is required to do so by Law, including by a recognised stock exchange, an Authority or in connection with legal proceedings relating to this Agreement; or

(f) if disclosure is made on a confidential basis to:

(i) a prospective transferee or assignee of the Party's rights and obligations under this Agreement or of all or part of a Mining Right or interest in a Mining Right; or

(ii) a prospective financier of the Party or its Related Entities,

and any of their financial or legal advisors; provided each disclosee agrees to keep the disclosed information confidential in accordance with this clause 9.

9.2 Disclosure by recipient of Confidential Information

A Party disclosing Confidential Information as permitted by this Agreement shall ensure that persons receiving Confidential Information from it do not disclose the Confidential Information except as permitted by this Agreement.

9.3 Return of Confidential Information

A Party who has disclosed Confidential Information to a prospective transferee, assignee or financier as provided for by this Agreement shall obtain from that person prior to disclosure an undertaking that, on the request of the disclosing Party, it will immediately deliver or re-deliver to that Party all documents or other materials containing or referring to the Confidential Information in its possession, power or control.

9.4 Survival of termination

This clause 9 continues to bind a Person notwithstanding that such Person ceases to be a Party to this Agreement or this Agreement expires or is terminated for any reason, until the period that ends two (2) years after the date of expiry or earlier termination (as applicable) of this Agreement.

9.5 Announcements and press releases

A Party shall not make press or other announcements or releases relating to this Agreement and the transactions the subject of this Agreement without the approval of the other Parties to the form and manner of the announcement or release, such approval not to be unreasonably withheld or delayed, unless and to the extent that the announcement or release is required to be made by the Party, or an Affiliate of the Party, by Law, including by a recognised stock exchange.

10 Notices

10.1 Form of Notice

Unless expressly stated otherwise in this Agreement, any notice, certificate, consent, approval, waiver or other communication in connection with this Agreement (the "Notice") shall be in writing and delivered or sent by hand, registered post or email to the party to be served at its address as follows:

(a) to the Grantor at:

Address: [Redacted - Personal Information]

[Redacted - Personal Information] [Redacted - Personal Information]

Tel: [Redacted - Personal Information]

Attention: [Redacted - Personal Information]

Copy

Address: Appian Capital Advisory LLP, [Redacted - Personal Information]

Email: [Redacted - Personal Information]

Tel: [Redacted - Personal Information]

Attention: [Redacted - Personal Information]

(b) to MineCo at:

Address: Rua Rio Grande do Norte, [Redacted - Personal Information]

Email: [Redacted - Personal Information]

Tel:  [Redacted - Personal Information]

Attention: [Redacted - Personal Information]

Copy

Address: Rua Rio Grande do Norte, 1436, [Redacted - Personal Information]

Email: [Redacted - Personal Information]

Tel: [Redacted - Personal Information]

Attention: [Redacted - Personal Information]

(c) to the Royalty Holder at:

Address: [Redacted - Personal Information]

Email: [Redacted - Personal Information]

Tel: [Redacted - Personal Information]

Attention: [Redacted - Personal Information]

Copy:

Address: Appian Capital Advisory LLP, [Redacted - Personal Information]

[Redacted - Personal Information] [Redacted - Personal Information]

Tel: [Redacted - Personal Information]

Attention: [Redacted - Personal Information]

10.2 When Notices are taken to have been delivered and received

(a) A Notice shall be regarded as delivered and received:

(i) if delivered by hand, when left at the address set out in clause 10.1;

(ii) if sent by registered paid post, on the third day following the date of postage to the address set out in clause 10.1; and

(iii) if sent by email, at the time shown in the delivery confirmation report generated by the sender's email system which indicates that the email was sent to the recipient's email address set out in clause 10.1.

(b) A Notice delivered or received other than on a Business Day or after 5.00pm is regarded as received at 9.00am on the following Business Day.  A Notice delivered or received before 9.00am is regarded as received at 9.00am.

11 Ancillary provisions

11.1 Entire agreement

(a) This Agreement contains the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all previous agreements, whether oral or in writing, between the Parties relating to the subject matter of this Agreement, including any confidentiality undertakings given by any Party.

(b) Each Party acknowledges that it does not rely on, and has not been induced to enter into this Agreement on the basis of, any express or implied representation, warranty, covenant, undertaking, indemnity, collateral contract or other statement whatsoever made by or on behalf of any other Party at any time before the entering of this Agreement, except as expressly set out in this Agreement.  Each Party waives all rights and remedies which, but for this clause 11.1, might otherwise be available to it in respect of any such express or implied representation, warranty, collateral contract or other assurance.

(c) Nothing in this clause 11.1 limits or excludes any liability for fraud.

11.2 Successors

The provisions of this Agreement endure for the benefit of and are binding on each Party and their respective successors and permitted assigns and transferees.

11.3 No partnership

The rights and obligations in this Agreement are not intended to, and shall not, create a relationship of partnership, agency, or trust between any of the Parties and no Party has any authority to bind another Party in any way.

11.4 Accounting matters

Unless otherwise agreed by the Parties, all accounting matters are to be determined in accordance with sound accounting practices and the Accounting Standards.

11.5 Amendment

(a) No modification, variation or amendment of this Agreement is of any force unless it is in writing and has been signed by each of the Parties.

(b) If requested by any Party in connection with any new Laws or changes to existing Laws in respect of Tax, the Parties shall use reasonable endeavours to discuss and (to the extent it would not result in the Party being requested to suffer or incur any cost, expense or liability nor be adverse to any of such Party's rights, interests or economic return under this Agreement) agree any amendments to this Agreement which may be necessary or desirable in connection with such changes.

11.6 Severability

The provisions contained in this Agreement shall be enforceable independently of each of the others and their validity shall not be affected if any of the others are invalid.  If any provision is invalid but would be valid if some part of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid.

11.7 Waiver

A waiver of any right, power or remedy under this Agreement shall be in writing signed by the Party granting it.  A waiver is only effective in relation to the particular right, power or remedy in respect of which it is given.  It is not to be taken as an implied waiver of any other right, power or remedy or as an implied waiver of that obligation or breach in relation to any other occasion.

11.8 Remedies cumulative

The rights and remedies provided in this Agreement are in addition to other rights and remedies given by Law independently of this Agreement, except to the extent that they are expressly excluded.

11.9 Third party rights

Except for an Affiliate of the Royalty Holder referred to in clause 5.8, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

11.10 No set-off

All amounts due under or in connection with this Agreement shall be paid in full without any set-off or counterclaim, whether arising under this Agreement or otherwise.

11.11 Further assurances

Each Party shall execute all documents and do all things reasonably necessary or desirable to give full effect to this Agreement and to any matter or thing contemplated pursuant to this Agreement.

11.12 Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same Agreement, and any Party (including any duly authorised representative of a Party) may enter into this Agreement by executing a counterpart.  Delivery of a counterpart of this Agreement by e-mail attachment shall be an effective mode of delivery.

12 Dispute Resolution

12.1 Process

(a) Except where a time limitation is set out in this Agreement, and otherwise subject to the terms of this Agreement, a Party may give a Dispute Notice to the other Parties at any time.

(b) A Dispute Notice shall:

(i) describe the nature of the Dispute; and

(ii) nominate a Representative of the Party who is authorised to negotiate and settle the Dispute on the Party's behalf.

(c) Each other Party shall, within seven (7) days after the delivery of a Dispute Notice, nominate in writing to the other Parties a Representative authorised to negotiate and settle the Dispute on its behalf.

(d) The nominated Representatives shall meet to discuss the Dispute as soon as reasonably practicable with a view to resolving the Dispute within twenty one (21) days after the delivery of the Dispute Notice (or such longer period as those Representatives agree).  If the Dispute has not been resolved within such period:

(i) any Party may immediately refer the Dispute to Expert determination in accordance with clause 12.2 if it relates to:

(A) the calculation of the Royalty or any component of it;

(B) the calculation of the Termination Amount or any component of it; or

(C) a matter arising out of a technical audit or an audit conducted in accordance with this Agreement; or

(ii) (subject to clause 12.6) any Party may commence an arbitration in respect of the Dispute in accordance with clauses 12.4 and 12.5 if it relates to any other matter.

12.2 Expert determination

Where a Dispute is permitted or required by this Agreement to be determined by an Expert, or the Parties agree that a Dispute should be determined by an Expert, the following provisions shall apply:

(a) the reference to the Expert is made in accordance with, and subject to, the Appointing Authority;

(b) the Expert determination shall be conducted by a Person agreed to by the Parties or failing agreement within fourteen (14) days by the Person nominated by the Appointing Authority; and

(c) in making a determination:

(i) the Expert shall act in that capacity and not as an arbitrator;

(ii) the Expert's finding is final and binding upon the Parties except in the case of fraud or manifest error;

(iii) the Expert shall determine which Party or Parties should bear the costs of any such determination and in what proportion (and, in making this decision, the Expert shall consider the degree to which he or she considers such Party was unreasonable in failing to agree to the matter); and

(iv) the Expert may employ consultants to carry out his or her duties.

12.3 Parties to continue to perform

Prior to resolution of the Dispute, the Parties shall continue to perform their respective obligations under this Agreement including all pre-existing obligations the subject of the Dispute, except only to the extent that lack of resolution of the Dispute prevents such performance.

12.4 Condition precedent to arbitration

A Party shall not commence an arbitration in respect of a Dispute:

(a) that this Agreement requires to be referred to an Expert; or

(b) in all other cases, unless a Dispute Notice has been given and the Representatives do not resolve the Dispute within twenty one (21) days after the receipt of the Dispute Notice (or such longer period as those Representatives agree).

12.5 Arbitration

(a) Subject to clauses 12.1 to 12.4 and 12.6, any dispute, controversy or claim arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules (excluding the emergency arbitrator provisions), which LCIA Rules are deemed to be incorporated by reference into this clause.

(b) The number of arbitrators shall be three (3).  Each party shall nominate an arbitrator and the two arbitrators so nominated shall nominate a third arbitrator who shall act as presiding arbitrator.

(c) The governing law for the arbitration shall be English Law.

(d) The seat, or legal place, of arbitration shall be Brasilia, Brazil or London, United Kingdom at the mutual option of the parties (each acting reasonably).

(e) The language to be used in the arbitral proceedings shall be English.

12.6 Courts

Nothing in this clause 12, the LCIA Rules or the law of the seat chosen under Clause 12.5(d), shall prevent the Royalty Holder from commencing proceedings in the courts of any jurisdiction it chooses to obtain urgent interlocutory relief and the other Party/ies hereby submits to the jurisdiction of any such courts for the purpose of any urgent interlocutory relief.

13 Applicable Law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

IN WITNESS OF WHICH the Parties have duly executed this Agreement as a deed.

Executed as a Deed by	)
AMH (JERSEY) LIMITED acting by:	) (signed) "Mark Collins"
Name: Mark Collins
Director

Executed as a Deed by	)
APPIAN NATURAL RESOURCES FUND II LP	)
ACTING BY ITS GENERAL PARTNER,	)
APPIAN NATURAL RESOURCES FUND GP II LIMITED	)
acting by:
) (signed) "Mark Collins"
Name: Mark Collins
Director

Executed as a Deed by	)
APPIAN NATURAL RESOURCES (UST) FUND II LP	)
ACTING BY ITS GENERAL PARTNER,	)
APPIAN NATURAL RESOURCES FUND GP II LIMITED	)
acting by:
) (signed) "Mark Collins"
Name: Mark Collins
Director

Executed as a Deed by	)
ATLANTIC NICKEL MINERAÇÃO LTDA	) (signed) "Milson Mundim"
acting by:	Name: Milson Mundim
Director

)
) (signed) "Tony Hercules Lima"
Name: Tony Hercules Lima
Director

Schedule 1

[Redacted - Commercially Sensitive Information]

Schedule 2

[Redacted - Commercially Sensitive Information]